Exhibit (a)(5)(9)

Each of The Stock Exchange of Hong Kong Limited and NASDAQ takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE US SECURITIES AND EXCHANGE COMMISSION OR BY ANY US STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY US STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.

To the extent the offers referred to in this announcement are being or to be made into the United States, they are being made or to be made directly by TOM. References in this announcement to offers being made or to be made by Goldman Sachs on behalf of TOM should be construed accordingly.

(Stock Code: 2383)	(Stock Code: 8282)

PROPOSED PRIVATISATION OF

TOM ONLINE INC.

BY

TOM GROUP LIMITED

BY WAY OF A SCHEME OF ARRANGEMENT

(UNDER SECTION 86 OF THE COMPANIES LAW OF THE CAYMAN

ISLANDS)

AT THE PRICE OF HK$1.52 PER SCHEME SHARE

(INCLUDING SCHEME SHARES UNDERLYING ADSs)

ADJOURNMENT OF COURT MEETING AND EGM

AND

RESUMPTION OF TRADING

Financial Adviser to TOM Group Limited

Goldman Sachs (Asia) L.L.C.

Independent Financial Adviser to the Independent Board Committee of

TOM Online Inc.

The ordinary resolutions for the adjournment of the Court Meeting and the EGM were passed at the Court Meeting and the EGM held on 8 June 2007. Accordingly, the Court Meeting and the EGM were adjourned to a later date. Revised notices of the adjourned Court Meeting and EGM and an announcement containing a revised expected timetable will be issued as soon as practicable. TOM and TOM Online also propose to issue a supplement to the Scheme Document to Shareholders and ADS Holders which will include, among other things, revised notices of the adjourned Court Meeting and EGM, and a revised expected timetable.

As stated in the joint announcement of TOM and TOM Online dated 6 June 2007, TOM has made an application to the Executive for, and the Executive has granted, consent under Rule 15.5 of the Takeovers Code to extend the latest time by which the Scheme may become or be declared unconditional as to acceptances until 3 August 2007. The adjourned Court Meeting and adjourned EGM are currently expected to be held before 3 August 2007.

At the request of TOM and TOM Online, trading in the shares of TOM and trading in the Shares of TOM Online, respectively, on the Stock Exchange was suspended with effect from 9:30 a.m. on Friday, 8 June 2007, pending the release of this announcement. An application has been submitted by each of TOM and TOM Online to the Stock Exchange requesting for the resumption of trading in the shares of TOM and trading in the Shares of TOM Online, respectively, with effect from 9:30 a.m. on Monday, 11 June 2007.

Introduction

Reference is made to the joint announcement dated 9 March 2007 made by TOM Group Limited (“TOM”) and TOM Online Inc. (“TOM Online”), the announcement dated 28 March 2007 made by TOM Online, the joint announcement dated 30 March 2007 made by TOM and TOM Online, the announcement dated 11 April 2007 made by TOM, the announcement dated 25 April 2007 made by TOM, the joint announcement dated 30 April 2007 made by TOM and TOM Online and the joint announcement dated 6 June 2007 made by TOM and TOM Online. Terms defined in the composite document dated 30 April 2007 containing, among other things, details of the Proposals (the “Scheme Document”) have the same meaning when used in this announcement unless otherwise defined herein.

Adjournment of the Court Meeting and the EGM

At the Court Meeting and the EGM held on 8 June 2007, ordinary resolutions for the adjournment of the Court Meeting and the EGM to a later date were passed. Accordingly, the Court Meeting and the EGM were each adjourned to a later date. The resolution for the approval of the Scheme was not voted on at the Court Meeting and the special resolution for the approval of the capital reduction, increase in share capital and issuance of new Shares in connection with the Scheme was not voted on at the EGM, and will be considered at the adjourned Court Meeting and the adjourned EGM, respectively.

At the Court Meeting, 104,883,444 Scheme Shares were voted in favour of the ordinary resolution to adjourn the Court Meeting, and 366,000 Scheme Shares were voted against the ordinary resolution to adjourn the Court Meeting. The total number of Scheme Shares entitling the holders to attend and vote for or against the ordinary resolution to adjourn the Court Meeting was 1,033,766,075 Scheme Shares. No holder of Scheme Shares was required to abstain from voting on the ordinary resolution to adjourn the Court Meeting.

At the EGM, 3,305,238,947 Shares were voted in favour of the ordinary resolution to adjourn the EGM, and 1,466,000 Shares were voted against the ordinary resolution to adjourn the EGM. The total number of Shares entitling the holders to attend and vote for or against the ordinary resolution to adjourn the EGM was 4,259,654,528 Shares. No Shareholder was required to abstain from voting on the ordinary resolution to adjourn the EGM.

Computershare Hong Kong Investor Services Limited acted as scrutineers for the vote-taking at the Court Meeting and the EGM.

Revised notices of the adjourned Court Meeting and EGM and an announcement containing a revised expected timetable will be issued as soon as practicable. TOM and TOM Online also propose to issue a supplement to the Scheme Document to Shareholders and ADS Holders which will include, among other things, revised notices of the adjourned Court Meeting and EGM, and a revised expected timetable.

As stated in the joint announcement of TOM and TOM Online dated 6 June 2007, TOM has made an application to the Executive for, and the Executive has granted, consent under Rule 15.5 of the Takeovers Code to extend the latest time by which the Scheme may become or be declared unconditional as to acceptances until 3 August 2007. The adjourned Court Meeting and adjourned EGM are currently expected to be held before 3 August 2007.

Resumption of trading

At the request of TOM and TOM Online, trading in the shares of TOM and trading in the Shares of TOM Online, respectively, on the Stock Exchange was suspended with effect from 9:30 a.m. on Friday, 8 June 2007, pending the release of this announcement. An application has been submitted by each of TOM and TOM Online to the Stock Exchange requesting for the resumption of trading in the shares of TOM and trading in the Shares of TOM Online, respectively, with effect from 9:30 a.m. on Monday, 11 June 2007.

By Order of the Board of TOM Group Limited Angela Mak Executive Director	By Order of the Board of TOM Online Inc. Peter Schloss Executive Director

Hong Kong, 8 June 2007

As at the date of this announcement, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Ms. Tommei Tong Ms. Angela Mak	Mr. Frank Sixt (Chairman) Ms. Debbie Chang Mrs. Susan Chow Mr. Edmond Ip Mrs. Angelina Lee Mr. Wang Lei Lei	Mr. Henry Cheong Ms. Anna Wu Mr. James Sha

The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the TOM Online Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that relating to the TOM Online Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement (other than that relating to the TOM Online Group) misleading.

As at the date of this announcement, the directors of TOM Online are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:
Mr. Wang Lei Lei Mr. Jay Chang Mr. Peter Schloss Ms. Elaine Feng Mr. Fan Tai	Mr. Frank Sixt (Chairman) Ms. Tommei Tong (Vice Chairman) Ms. Angela Mak Alternate Director: Mrs. Susan Chow (Alternate to Mr. Frank Sixt)	Mr. Gordon Kwong Mr. Ma Wei Hua Dr. Lo Ka Shui

This announcement, for which the directors of TOM Online collectively and individually accept full responsibility, includes particulars given in compliance with the Rules Governing the Listing of Securities on the Growth Enterprise Market of the Stock Exchange for the purpose of giving information with regard to TOM Online. The directors of TOM Online, having made all reasonable enquiries, confirm that, to the best of their knowledge and belief: (i) the information contained in this announcement (other than information in relation to TOM Group and parties acting in concert with them (except the TOM Online Group)) is accurate and complete in all material respects and not misleading; (ii) there are no other matters the omission of which would make any statement in this announcement misleading; and (iii) all opinions expressed in this announcement (other than that relating to TOM Group and parties acting in concert with them (except the TOM Online Group)) have been arrived at after due and careful consideration and are founded on bases and assumptions that are fair and reasonable.

This announcement will remain on GEM website on the “Latest Company Announcements” page for a minimum period of 7 days from the date of publication.

* for identification purpose

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